Exhibit 10.14
March 24, 2021
Irina Ridley
NeuroPace, Inc.
455 N Bernardo Ave,
Mountain View, CA 94043
Re:    Amended and Restated Employment Agreement
Dear Irina:
You are currently employed by NeuroPace, Inc. (the “Company”) under the terms of an offer letter between you and the Company dated November 04, 2020 (the “Offer Letter”). The Company is amending and restating the terms of the Offer Letter to reflect your new employment terms as set forth in this employment agreement (the “Agreement”). Once you accept this Agreement by signing and returning it to the Company, this Agreement shall supersede and replace your Offer Letter in its entirety, and this Agreement shall then govern the terms of your employment with the Company.
1.Employment by the Company.
(a)Position. You will continue to serve as the Company’s General Counsel and Corporate Secretary.
(b)Duties and Location. You will perform those duties and responsibilities as are customary for the position of General Counsel and Corporate Secretary and as may be directed by Mike Favet, President and Chief Executive Officer, to whom you will report. Your primary office location will be the Company’s offices in Mountain View, California. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. Subject to the terms of this Agreement, the Company may modify your job title, duties, and reporting relationship as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.
(c)Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

2.Compensation and Benefits.
Base Salary. You will continue to be paid a base salary at the rate of $ 325,000.00 per year. Effective commencing on the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “IPO”), pursuant to which such stock is priced for the initial public offering (the “IPO Date”), your base salary will be automatically increased to $366,000.00 per year and if the IPO Date occurs prior to October 1, 2021, such increase shall be automatically implemented retroactively to March 1, 2021. In all cases, your base salary will be paid on the Company’s ordinary payroll cycle, less applicable payroll deductions and withholdings. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.
(d)Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request. Subject to the terms of this Agreement, the Company may change your compensation and benefits from time to time in its discretion.
(e)Annual Discretionary Bonus. You will also be eligible to earn an annual discretionary bonus with a target amount equal to 20% of your annual base salary. Following the IPO Date your target annual bonus amount will be automatically increased to 37.5% of your then current annual base salary. The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant, as set forth in the Company’s Employee Cash Incentive Plan or any successor cash incentive program sponsored by the Company.
(f)Equity Compensation.
(i)Outstanding Equity Awards. Any and all Company equity awards previously granted to you will continue to be governed by the terms of the applicable equity plan, forms of award agreements and grant notices for such equity awards. For purposes of this Agreement, “equity awards” shall mean all stock options, restricted stock, restricted stock units, and any other Company equity awards.
(ii)IPO Option Grant. In the event that the Company completes an IPO, as soon as practicable after the IPO Date and no later than the first meeting of the Board’s Compensation Committee (the “Compensation Committee”) that occurs following the IPO Date, you will be granted an option to purchase shares of the Company’s Common Stock (the “Option”) subject to your continued employment with the Company through such applicable date of grant. The Option will have an exercise price equal to the closing per share price on the applicable date of grant and will be for such number of shares of Company Common Stock and have such other terms and conditions as determined by the Compensation Committee in its sole discretion.
(g)Officer Severance Benefit Plan. You will be eligible to participate in the Company’s Officer Severance Benefit Plan (the “Severance Plan”) subject to the terms and conditions of the Severance Plan, including but not limited to the “parachute payment best after-tax” treatment set forth in the Severance Plan, which shall be applicable with respect to any payments or benefits you may receive from the Company or otherwise in connection with any change in control of the Company, whether pursuant to the Severance Plan or otherwise. A copy of the Severance Plan has been provided to you concurrently with this Agreement.
(h)Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.
3.Confidential Information.
(a)Confidentiality Agreement. As a Company employee, you will be expected to continue to abide by Company rules and policies including those rules and policies regarding the protection of the Company’s confidential information. You will remain subject to the terms of the attached Employee Confidential Information and Inventions Assignment Agreement that you signed when you joined the Company, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations (the “Confidentiality Agreement”), and which is incorporated herein by reference.
(b)Conflicting Obligations. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any information, materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.
4.At-Will Employment Relationship. Your employment relationship with the Company is at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice. If your employment is terminated by you or the Company for any reason, you agree to resign from any position you hold on the Company’s Board of Directors (“Board”), to be effective no later than the date of your termination (or such other date as requested by the Board).
5.Compliance With or Exemption From Section 409A. It is intended that the benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
6.Indemnification Agreement. You and the Company will remain subject to the terms of your indemnification agreement with the Company, as amended from time to time and as then currently in effect.
7.Dispute Resolution.
(a)Arbitration Agreement. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”), under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.
(b)Individual Claims. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.
(c)Process. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.
(d)Injunctive Relief. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
8.Miscellaneous. This Agreement, together with your Confidentiality Agreement and Indemnification Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including but not limited to the Offer Letter. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
Please sign and date this Agreement and return a signed copy to me on or before March 24, 2021 to confirm your acceptance of this Agreement.

NeuroPace, Inc.

/s/ Mike Favet
Mike Favet
President and Chief Executive Officer

Accepted and Agreed:

/s/ Irina Ridley	March 24, 2021
Irina Ridley	Date
General Counsel and
Corporate Secretary